Exhibit 99.1

Finjan Provides Year-End 2018 Shareholder Update
Company to Host Conference Call to Discuss Year-End 2018 Results on March 13th at 1:30 PM PT/4:30 PM ET
EAST PALO ALTO, CA – March 13, 2019 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, is providing shareholders with a financial update and focus of the Company’s key accomplishments for the full year ended December 31, 2018. Additional updates regarding Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on March 13, 2019 at 1:30 p.m. PT/4:30 p.m. ET.
Financial Highlights for the Full Year of 2018:

•	Revenue totaled $82.3 million as compared to $50.5 million for the comparable period of 2017, an increase of 63% year-over-year

•	Net income was $19.8 million or $0.72 per share as compared to $17.9 million or $0.71 for the same period a year ago

•	Ended the year with approximately $43.3 million in cash as compared to $41.2 million as of December 31, 2017
Financial Results for the Fourth Quarter of 2018

•	Net loss was ($7.8) million or ($0.28) per share compared to a net income of 13.9 million or $0.50 per share for the same period a year ago

•	Received $1.3 million in the quarter, from prior contracted licensing agreements in accounts receivable
“2018 marked the closing of a important chapter in Finjan’s history by completing a number of legacy licenses and settlements stemming from disputes that began well prior to becoming a public company.” said Phil Hartstein, President and CEO of Finjan Holdings. “While the second half may have been quiet on the closing of further settlements, we remained actively engaged with prospective licensees while maintaining our expectation for fair value and vigorously defending our pioneering patents. While some expected licenses did not occur at the close of 2018, we are not concerned and maintain that our long term business model thesis remains intact.”
“2019 has begun with positive momentum with a number of positive Claim Construction orders as several Northern District Judges recognized that Finjan has time and time again proven the value of its patents. While we are aware of the time element needed to move these court procedures forward we see a number of upcoming catalysts. We have a proven pioneering patent portfolio, a number of paths to achieve growth, and the right team in place to execute. Concurrently, we remain focused on our rebranded InvinciBullTM VPN with the launch of our promotion engine and the continued exploration of strategic options for the future of Finjan to drive shareholder value.”
IP Licensing and Settlement Updates:

•	October 1, 2018: Filed a complaint against Rapid7 and its affiliates

•	October 26, 2018: Filed a complaint against Fortinet

•	November 29, 2018: Filed a complaint against Qualys

•	Actively involved in approximately 20 negotiations with prospective licensees

•	Engaged in settlement discussions with a number of defendants
Enforcement Update and Schedule:
May 2019

•	Juniper (3:17-cv-05659): Hearing scheduled for May 2, 2019

•	Zscaler (3:17-cv-06946): Markman scheduled for May 28, 2019

June 2019

•	Checkpoint (3:18-cv-02621): Markman scheduled for June 2, 2019

October 2019

•	Rapid7 (1:18-cv-01519): Markman scheduled for October 18, 2019

•	ESET (3:17-cv-00183): SDCA trial scheduled for October 29, 2019
Finjan has pending infringement lawsuits against Palo Alto Networks, ESET and its affiliates, Cisco Systems, Sonicwall, Bitdefender and its affiliates, Juniper Networks, Zscaler, Check Point, Rapid7 and its affiliates, Fortinet and Qualys relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
Finjan Mobile:

•	Launched Promotion engine within our InvinciBull VPN which help lower advertising spend, allow us to engage with our install base and broaden our reach

•	Cost per acquisition of new paid subscribers continues to decrease

•	Seamlessly integrated Anonymizer user base from Ntrepid Corporation

Analyst and Investor Call with Management
A shareholder update call to discuss the Company’s year-end 2018 results and other updates is scheduled for 1:30 p.m. Pacific Time on March 13, 2019. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.
International callers can access the call by dialing 1-778-327-3988.
An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on March 13, 2019 and can be accessed by dialing 1-844-512- 2921 and providing access code 10006321. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established more than 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies used to proactively detect previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.
Finjan® is the registered trademark of Finjan Holdings, Inc.; Finjan MobileTM, and InvinciBullTM are the trademarks of Finjan Holdings, Inc.,
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the uncertain monetization of acquired patents, the outcome of strategic transactions, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com